Exhibit 99.50

Contact: Martin von Dyck Executive Vice President	35 Industrial Parkway Branchburg, NJ. USA Phone 908 722 5000 www.hydromer.com	Hydromer, Inc.

Press Release

Hydromer Enters Into Medical Coating Licenses with

Two International Medical Device Companies

Branchburg, February 25, 2013, --- Hydromer, Inc. (HYDI.PK) announced that during last 30 days it entered into License Agreements with two non-USA based medical device manufacturers.

In January 2013, an Agreement was entered with a Chinese Medical Device company licensing the use of a proprietary Hydromer® medical coating for use on Nelaton Urinary Self-Catheters. The Chinese Medical Device company intends to manufacture the catheters in China and sell the coated product globally.

In early February 2013, an Agreement was entered with a United Arab Emirates based Medical Device company licensing the use of two proprietary Hydromer® medical coatings for use on PTCA/PTA Catheters. This UAE based Medical Device company intends to market their precision vascular access catheters in the Middle East and Global markets.

“Our focus in the lucrative and rapidly growing Chinese Medical Device market is gaining momentum as more Chinese companies are evaluating our coatings which have previous approvals with international regulatory agencies such as the US FDA, SFDA, CE/ISO, Japanese and others.”, commented Martin von Dyck, Executive Vice President of Hydromer, Inc., adding, “We are quite proud with our new UAE relationship, who selected Hydromer coatings based on our superior performance, previous regulatory approvals and high certainty of preventing particulate contamination in the blood stream. Hydromer coatings continually pass the USP 788 Particulate Matter in Injections test and the challenging Japanese Ministry of Health’s Eluate test as well as the stringent ISO 8536-4 and China’s GB/T14233.1 tests for reducing oxidizable matter. Passing all of these required tests ensures that Hydromer medical coatings continue to be prized globally as a premium biocompatible value added product.”

About Hydromer, Inc.: Hydromer, Inc. is a bio-technology-based company involved in the research and development, manufacture, contract coating and commercialization of specialized polymer and hydrogel products for medical device, animal health, cosmetic, personal care, and industrial uses. These technologies include Hydromer lubricious / anti-microbial / anti-thrombogenic / cell anti-mitosis / cell growth enhancing coatings for the medical marketplace.

For additional information please visit the following Web-sites:

www.hydromer.com

Hydromer ® is a registered trademark of Hydromer, Inc.